As filed with the Securities and Exchange Commission on October 3, 2016.

Registration Nos. 2-99356

811-04367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 277	☒

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 281	☒

(Check Appropriate Box or Boxes)

COLUMBIA FUNDS SERIES TRUST I

(Exact Name of Registrant as Specified in Charter)

225 Franklin Street, Boston, Massachusetts 02110

(Address of Principal Executive Officers) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 345-6611

Christopher O. Petersen, Esq.

c/o Columbia Management Investment Advisers, LLC

225 Franklin Street

Boston, Massachusetts 02110

(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

This Post-Effective Amendment relates to Active Portfolios® Multi-Manager Directional Alternatives Fund.

EXPLANATORY NOTE

This Post-Effective Amendment No. 277 to the Registration Statement on Form N-1A (File No. 2-99356) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding exhibits to such Registration Statement. Accordingly, this Post-Effective Amendment No. 277 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 277 does not change the form of any prospectus or Statement of Additional Information included in post-effective amendments previously filed with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 277 shall become effective upon filing with the SEC.

PART C. OTHER INFORMATION

Item 28.	Exhibits

(a)(1)	Second Amended and Restated Agreement and Declaration of Trust, dated August 10, 2005, is incorporated by reference to Post-Effective Amendment No. 40 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(1)), filed on September 16, 2005.

(a)(2)	Amendment No. 1 to Second Amended and Restated Agreement and Declaration of Trust, effective September 19, 2005, is incorporated by reference to Post-Effective Amendment No. 40 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(2)), filed on September 16, 2005.

(b)	Amended and Restated By-laws of the Registrant, effective October 20, 2015, are incorporated by reference to Post-Effective Amendment No. 248 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (b)), filed on December 22, 2015.

(c)	Not Applicable.

(d)(1)	Amended and Restated Management Agreement, as of April 25, 2016, between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant, is incorporated by reference to Post-Effective Amendment No. 257 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(1)), filed on April 27, 2016.

(d)(1)(i)	Schedule A and Schedule B, as of October 1, 2016, to the Management Agreement between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant, as of April 25, 2016, are incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit) (d)(1)(i)), filed on September 30, 2016.

(d)(2)	Management Agreement between Columbia Management Investment Advisers, LLC and Registrant, effective June 16, 2015, is incorporated by reference to Post-Effective Amendment No. 231 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(4)), filed on June 29, 2015.

(d)(2)(i)	Schedule A and Schedule B, as of August 17, 2016, to the Management Agreement between Columbia Management Investment Advisers, LLC and the Registrant, as of June 16, 2015, are incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit) (d)(2)(i)), filed on September 30, 2016.

(d)(3)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC dated March 7, 2012, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(3)), filed on May 30, 2014.

(d)(3)(i)	Addendum dated March 7, 2012 to the Subadvisory Agreement dated March 7, 2012 between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC on behalf of Active Portfolios® Multi-Manager Alternatives Strategies Fund, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(3)(1)), filed on May 30, 2014.

(d)(3)(ii)	Amendment No. 1, dated August 18, 2016 to the Subadvisory Agreement dated March 7, 2012 between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC on behalf of Active Portfolios® Multi-Manager Directional Alternatives Fund is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit) (d)(3)(ii)), filed on September 30, 2016.

(d)(4)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Dalton, Greiner, Hartman, Maher & Co., LLC dated March 7, 2012, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(4)), filed on May 30, 2014.

(d)(4)(i)	Amendment No.1, dated June 10, 2015, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Dalton, Greiner, Hartman, Maher & Co., LLC dated March 7, 2012, is incorporated by reference to Post-Effective Amendment No. 231 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(6)(i)), filed on June 29, 2015.

(d)(5)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and EAM Investors, LLC dated March 7, 2012, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 99356 of the Registrant on Form N-1A (Exhibit (d)(5)), filed on May 30, 2014.

(d)(6)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and PGIM Inc., the asset management arm of Prudential Financial, dated March 9, 2016, is incorporated by reference to Post-Effective Amendment No. 259 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(6)), filed on May 16, 2016.

(d)(7)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and TCW Investment Management Company LLC dated February 6, 2013, last amended January 24, 2014, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(7)), filed on May 30, 2014.

(d)(7)(i)	Addendum – Authorization to Enter Into Over-The-Counter And/Or Exchange Traded Derivatives between Columbia Management Investment Advisers, LLC and TCW Investment Management Company LLC dated March 7, 2012, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(7)(1)), filed on May 30, 2014.

(d)(8)	Subadvisory Agreement among Columbia Management Investment Advisers, LLC and Threadneedle International Limited dated March 5, 2014, is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)), filed on August 26, 2015.

(d)(8)(i)	Amendment No. 1, dated December 19, 2014, to the Subadvisory Agreement, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)(i)), filed on August 26, 2015.

(d)(8)(ii)	Amendment No. 2, dated March 4, 2015, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)(ii)), filed on August 26, 2015.

(d)(8)(iii)	Amendment No. 3, dated June 10, 2015, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)(iii)), filed on August 26, 2015.

(d)(8)(iv)	Addendum, dated December 19, 2014, to the Subadvisory Agreement, dated March 5, 2014, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, pertaining to CDARF1 Offshore Fund Ltd., a subsidiary of Columbia Diversified Absolute Return Fund, is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)(iv)), filed on August 26, 2015.

(d)(8)(v)	Addendum, dated December 19, 2014, to the Subadvisory Agreement, dated March 5, 2014, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, pertaining to CDARF2 Offshore Fund Ltd., a subsidiary of Columbia Diversified Absolute Return Fund, is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)(v)), filed on August 26, 2015.

(d)(8)(vi)	Addendum, dated December 19, 2014, to the Subadvisory Agreement, dated March 5, 2014, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, pertaining to CDARF3 Offshore Fund Ltd., a subsidiary of Columbia Diversified Absolute Return Fund, is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)(vi)), filed on August 26, 2015.

(d)(8)(vii)	Addendum, dated December 19, 2014, to the Subadvisory Agreement, dated March 5, 2014, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, pertaining to CAAF Offshore Fund Ltd., a subsidiary of Columbia Adaptive Alternatives Fund, is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)(vii)), filed on August 26, 2015.

(d)(9)	Subadvisory Agreement among Columbia Management Investment Advisers, LLC and Wasatch Advisors Inc, dated March 7, 2012, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(8)), filed on May 30, 2014.

(d)(10)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Water Island Capital, LLC dated March 7, 2012, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(9)), filed on May 30, 2014.

(d)(11)	Delegation Agreement dated March 7, 2012 between Dalton, Greiner, Hartman, Maher & Co. LLC, and Real Estate Management Services Group, LLC, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)), filed on May 30, 2014.

(d)(12)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Conestoga Capital Advisors, LLC dated June 11, 2014, is incorporated by reference to Post-Effective Amendment No. 205 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(11)), filed on August 28, 2014.

(d)(13)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Loomis, Sayles and Company, L.P. dated December 4, 2013, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(12)), filed on May 30, 2014.

(d)(13)(i)	Amendment No.1, dated March 9, 2016, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Loomis, Sayles and Company, L.P., dated December 4, 2013, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(14)(i)), filed on April 11, 2016.

(d)(14)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and BMO Asset Management Corp. dated October 20, 2015, is incorporated by reference to Post-Effective Amendment No. 243 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(16)), filed on October 26, 2015.

(d)(15)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Boston Partners Global Investors Inc., on behalf of Active Portfolios® Multi-Manager Directional Alternatives Fund dated August 18, 2016, is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit) (d)(15)), filed on September 30, 2016.

(d)(16)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Analytic Investors, LLC, on behalf of Active Portfolios® Multi-Manager Directional Alternatives Fund dated October 3, 2016, is filed herewith as Exhibit (d)(16) to Post-Effective Amendment No. 277 to Registration Statement No. 2-99356 of the Registrant on Form N-1A.

(d)(17)	Management Agreement between Columbia Management Investment Advisers, LLC and CAAF Offshore Fund, Ltd., a subsidiary of Columbia Adaptive Alternatives Fund, effective October 1, 2015, is incorporated by reference to Post-Effective Amendment No. 239 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(18)), filed on September 28, 2015.

(d)(18)	Management Agreement between Columbia Management Investment Advisers, LLC and CDARF1 Offshore Fund, Ltd., a subsidiary of Columbia Diversified Absolute Return Fund, effective October 1, 2015, is incorporated by reference to Post-Effective Amendment No. 239 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(19)), filed on September 28, 2015.

(d)(19)	Management Agreement between Columbia Management Investment Advisers, LLC and CDARF2 Offshore Fund, Ltd., a subsidiary of Columbia Diversified Absolute Return Fund, effective October 1, 2015, is incorporated by reference to Post-Effective Amendment No. 239 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(20)), filed on September 28, 2015.

(d)(20)	Management Agreement between Columbia Management Investment Advisers, LLC and CDARF3 Offshore Fund, Ltd., a subsidiary of Columbia Diversified Absolute Return Fund, effective October 1, 2015, is incorporated by reference to Post-Effective Amendment No. 239 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(21)), filed on September 28, 2015.

(d)(21)	Management Agreement between Columbia Management Investment Advisers, LLC and ASGM Offshore Fund, Ltd., a subsidiary of Active Portfolios® Multi-Manager Alternative Strategies Fund, effective January 1, 2016, is incorporated by reference to Post-Effective Amendment No. 248 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(22)), filed on December 22, 2015.

(d)(22)	Management Agreement between Columbia Management Investment Advisers, LLC and ASMF Offshore Fund, Ltd., a subsidiary of Active Portfolios® Multi-Manager Alternative Strategies Fund, effective January 1, 2016, is incorporated by reference to Post-Effective Amendment No. 248 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(23)), filed on December 22, 2015.

(e)(1)	Amended and Restated Distribution Agreement by and between Registrant and Columbia Management Investment Distributors, Inc., dated March 1, 2016, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (e)(1)), filed on April 11, 2016.

(e)(1)(i)	Restated Schedule I, dated August 17, 2016 and Schedule II, to Amended and Restated Distribution Agreement by and between the Registrant and Columbia Management Investment Distributors, Inc., dated March 1, 2016, is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit) (e)(1)(i)), filed on September 30, 2016.

(e)(2)	Form of Mutual Fund Sales Agreement is incorporated by reference to Post-Effective Amendment No. 63 to Registration Statement No. 2-72174 of RiverSource Bond Series, Inc. on Form N-1A (Exhibit (e)(2)), filed on July 9, 2010.

(f)	Form of Deferred Compensation Agreement is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (f)), filed on May 30, 2014.

(g)(1)	Second Amended and Restated Master Global Custody Agreement between certain Funds and JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 124 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(2)), filed on April 29, 2011.

(g)(2)	Addendum to Master Global Custody Agreement (related to Active Portfolios® Multi-Manager Alternative Strategies Fund, Active Portfolios® Multi-Manager Core Plus Bond Fund, now known as Active Portfolios® Multi-Manager Total Return Bond Fund, Active Portfolios® -Multi-Manager Small Cap Equity Fund and Columbia Active Portfolios® – Select Large Cap Growth Fund, now known as Active Portfolios® -Multi-Manager Growth Fund), dated March 9, 2012, Addendum to Master Global Custody Agreement (related to Columbia Adaptive Risk Allocation Fund), dated June 11, 2012, and Addendum to Master Global Custody Agreement (related to Columbia Diversified Real Return Fund), dated February 25, 2014, are incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(2)), filed on May 30, 2014.

(g)(3)	Addendum to Master Global Custody Agreement (related to Columbia Adaptive Alternatives Fund and Columbia Diversified Absolute Return Fund), dated January 15, 2015, is incorporated by reference to Post-Effective Amendment No. 221 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(3)), filed on February 27, 2015.

(g)(4)	Addendum to Master Global Custody Agreement (related to Columbia Multi-Asset Income Fund and Columbia U.S. Social Bond Fund), dated March 18, 2015, is incorporated by reference to Post-Effective Amendment No. 223 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(4)), filed on March 24, 2015.

(g)(5)	Side letter (related to the China Connect Service on behalf of Columbia Emerging Markets Fund, Columbia Greater China Fund and Columbia Pacific/Asia Fund), dated December 19, 2014, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 221 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(4)), filed on February 27, 2015.

(g)(6)	Addendum to Master Global Custody Agreement (related to Active Portfolios® Multi-Manager Directional Alternatives Fund), is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit) (g)(6)), filed on September 30, 2016.

(h)(1)	Amended and Restated Transfer and Dividend Disbursing Agent Agreement by and between the Registrant and Columbia Management Investment Services Corp., dated March 1, 2016, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(2)), filed on April 11, 2016.

(h)(1)(i)	Schedule A, effective August 17, 2016 and Schedule B, effective October 1, 2015, to the Amended and Restated Transfer and Dividend Disbursing Agent Agreement by and between the Registrant and Columbia Management Investment Services Corp., dated March 1, 2016, are incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit) (h)(1)(i)), filed on September 30, 2016.

(h)(2)	Form of Indemnification Agreement is incorporated by reference to Post-Effective Amendment No. 46 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(6)), filed on March 24, 2006.

(h)(3)	Amended and Restated Plan Administration Services Agreement, dated as of September 7, 2010, amended and restated November 1, 2012, by and among the Registrant, Columbia Funds Series Trust and Columbia Management Investment Services Corp, is incorporated by reference to Post-Effective Amendment No. 165 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(13)), filed on November 7, 2012.

(h)(3)(i)	Exhibit A, Exhibit B and Exhibit C, effective May 1, 2016, to the Amended and Restated Plan Administration Services Agreement among Columbia Management Investment Services Corp., the Registrant and Columbia Funds Series Trust, dated as of September 7, 2010, are incorporated by reference to Post-Effective Amendment No. 257 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(3)(i)), filed on April 27, 2016.

(h)(4)	Amended and Restated Fee Waiver and Expense Cap Agreement, effective July 1, 2016, by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant and Columbia Funds Variable Insurance Trust is incorporated by reference to Post-Effective Amendment No. 264 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(4)), filed on June 29, 2016.

(h)(4)(i)	Restated Schedule A, effective October 1, 2016, to the Amended and Restated Fee Waiver and Expense Cap Agreement, effective July 1, 2016, by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant and Columbia Funds Variable Insurance Trust is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit) (h)(4)(i)), filed on September 30, 2016.

(h)(5)	Agreement and Plan of Reorganization, dated October 9, 2012, is incorporated by reference to Post-Effective Amendment No. 175 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(8)), filed on May 30, 2013.

(h)(6)	Agreement and Plan of Reorganization, dated December 20, 2010, is incorporated by reference to Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (h)(9)), filed on April 29, 2011.

(h)(7)	Agreement and Plan of Reorganization, dated December 17, 2015, is incorporated by reference to Registration Statement No. 333-208706 of Columbia Funds Series Trust on Form N-14 (Exhibit (4)), filed on December 22, 2015.

(h)(8)	Amended and Restated Credit Agreement, as of December 9, 2014, is incorporated by reference to Post-Effective Amendment No. 225 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(14)), filed on April 16, 2015.

(h)(8)(i)	Restated Credit Agreement, as of December 8, 2015, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(9)(i)), filed on April 11, 2016.

(i)(1)	Opinion of Counsel of Ropes & Gray LLP is incorporated by reference to Post-Effective Amendment No. 40 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (i)), filed on September 16, 2005.

(i)(2)	Opinion of Counsel of Ropes & Gray LLP is incorporated by reference to Post-Effective Amendment No. 68 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (i)(2)), filed on January 16, 2008.

(i)(3)	Opinion of Counsel of Ropes & Gray LLP is incorporated by reference to Post-Effective Amendment No. 81 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (i)(3)), filed on November 25, 2008.

(i)(4)	Opinion of Counsel of Ropes & Gray LLP is incorporated by reference to Post-Effective Amendment No. 95 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (i)(4)), filed on November 20, 2009.

(i)(5)	Opinion of Counsel of Ropes & Gray LLP is incorporated by reference to Post-Effective Amendment No. 143 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (i)(5)), filed on March 14, 2012.

(i)(6)	Opinion of Counsel of Ropes & Gray LLP, with respect to Columbia Adaptive Risk Allocation Fund, is incorporated by reference to Post-Effective Amendment No. 153 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (I)(6)), filed on June 15, 2012.

(i)(7)	Opinion of Counsel of Ropes & Gray LLP, with respect to Columbia Diversified Real Return Fund, is incorporated by reference to Post-Effective Amendment No. 190 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (i)(7)), filed on March 10, 2014.

(i)(8)	Opinion of Counsel of Ropes & Gray LLP, with respect to Columbia Adaptive Alternatives Fund and Columbia Diversified Absolute Return Fund, is incorporated by reference to Post-Effective Amendment No. 219 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (j)(8)), filed on January 27, 2015.

(i)(9)	Opinion of Counsel of Ropes & Gray LLP, with respect to Columbia Multi-Asset Income Fund and Columbia U.S. Social Bond Fund is incorporated by reference to Post-Effective Amendment No. 223 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (i)(9)), filed on March 24, 2015.

(i)(10)	Opinion of Counsel of Ropes & Gray LLP, with respect to Active Portfolios® Multi-Manager Directional Alternatives Fund, is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit) (i)(10)), filed on September 30, 2016.

(j)(1)	Consent of Morningstar, Inc., is incorporated by reference to Post-Effective Amendment No. 21 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (11)(b)), filed on August 30, 1996.

(j)(2)	Consent of PricewaterhouseCoopers LLP: Not applicable

(k)	Omitted Financial Statements: Not Applicable.

(l)	Initial Capital Agreement: Not Applicable.

(m)(1)	Amended and Restated Distribution Plan, as of August 17, 2016, is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit) (m)(1), filed on September 30, 2016.

(m)(2)	Amended and Restated Shareholder Servicing Plan, as of March 4, 2015, for certain Fund share classes of the Registrant, is incorporated by reference to Post-Effective Amendment No. 223 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(2)), filed on March 24, 2015.

(m)(2)(i)	Exhibit I and Exhibit II, effective June 10, 2015, to Amended and Restated Shareholder Servicing Plan, as of March 4, 2015, for certain Fund share classes of the Registrant, are incorporated by reference to Post-Effective Amendment No. 231 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(2)(i)), filed on June 29, 2015.

(m)(3)	Amended and Restated Shareholder Services Plan for Registrant’s Class T shares is incorporated by reference to Post-Effective Amendment No. 113 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(3)), filed on November 24, 2010.

(m)(4)	Restated Schedule I, effective October 1, 2014, to Shareholder Servicing Plan Implementation Agreement for Registrant’s Class T shares between the Registrant and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 207 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(5)), filed on September 26, 2014.

(m)(5)	Shareholder Servicing Plan Implementation Agreement for certain Fund share classes of the Registrant between the Registrant, Columbia Funds Series Trust, Columbia Funds Series Trust II and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 113 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(4)), filed on November 24, 2010.

(m)(6)	Restated Schedule I, effective May 1, 2016, to Shareholder Servicing Plan Implementation Agreement is incorporated by reference to Post-Effective Amendment No. 257 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(6)), filed on April 27, 2016.

(n)	Rule 18f – 3 Multi-Class Plan, amended and restated as of August 8, 2016, is incorporated by reference to Post-Effective Amendment No. 270 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (n)), filed on August 23, 2016.

(o)	Reserved.

(p)(1)	Code of Ethics of Columbia Atlantic Board Funds, effective February 2016, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(1)), filed on April 11, 2016.

(p)(2)	Ameriprise Global Asset Management Personal Trading Account Dealing and Code of Ethics Policy, effective December 1, 2015, is incorporated by reference to Post-Effective Amendment No. 48 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit) (p)(2)), filed on February 19, 2016.

(p)(3)	Code of Ethics of AQR Capital Management, LLC (a subadviser of Active Portfolios® Multi-Manager Alternative Strategies Fund and Active Portfolios® Multi-Manager Directional Alternatives Fund ), effective February 2016, is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit) (p)(3), filed on September 30, 2016.

(p)(4)	Code of Ethics of Dalton, Greiner, Hartman, Maher & Co., LLC (a subadviser of Active Portfolios® Multi-Manager Small Cap Equity Fund), dated November 24, 2015, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(4)), filed on April 11, 2016.

(p)(5)	Code of Ethics and Standards of Business Conduct of EAM Investors, LLC (a subadviser of Active Portfolios® Multi-Manager Small Cap Equity Fund), effective June 25, 2015, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(5)), filed on April 11, 2016.

(p)(6)	Code of Ethics of Prudential Financial (for PGIM, Inc., a subadviser of Active Portfolios® Multi-Manager Total Return Bond Fund), dated January 11, 2016, is incorporated by reference to Post-Effective Amendment No. 259 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(6)), filed on May 16, 2016.

(p)(7)	Code of Ethics of TCW Investment Management Company LLC (a subadviser of Active Portfolios® Multi-Manager Total Return Bond Fund (formerly known as Active Portfolios® Multi-Manager Core Plus Bond Fund)), dated October 1, 2015, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(7)), filed on April 11, 2016.

(p)(8)	Code of Ethics of Wasatch Advisors Inc (a subadviser of Active Portfolios® Multi-Manager Alternative Strategies Fund), effective August 22, 2012, is incorporated by reference to Post-Effective Amendment No. 187 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(9)), filed on December 23, 2013.

(p)(9)	Code of Ethics of Water Island Capital, LLC (a subadviser of Active Portfolios® Multi-Manager Alternative Strategies Fund), effective September 1, 2015, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(9)), filed on April 11, 2016.

(p)(10)	Code of Ethics of Real Estate Management Services Group, LLC. (provides advisory services as delegated by Dalton, Greiner, Hartman, Maher & Co., LLC, a subadviser of Active Portfolios® Multi-Manager Small Cap Equity Fund), dated July 1, 2015, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(10)), filed on April 11, 2016.

(p)(11)	Code of Ethics of Conestoga Capital Advisors, LLC (a subadviser of Active Portfolios® Multi-Manager Small Cap Equity Fund), dated January 1, 2016, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(11)), filed on April 11, 2016.

(p)(12)	Code of Ethics of Loomis, Sayles and Company, L.P. (subadviser of Active Portfolios® Multi-Manager Growth Fund and Active Portfolios® Multi-Manager Total Return Bond Fund (formerly known as Active Portfolios® Multi-Manager Core Plus Bond Fund)), effective January 14, 2000, as amended September 30, 2015, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(12)), filed on April 11, 2016.

(p)(13)	Code of Ethics of BMO Asset Management Corp. (a subadviser of Active Portfolios® Multi-Manager Small Cap Equity Fund), effective June 4, 2015, is incorporated by reference to Post-Effective Amendment No. 243 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(13)), filed on October 26, 2015.

(p)(14)	Code of Ethics of Boston Partners (a subadviser of Active Portfolios® Multi-Manager Directional Alternatives Fund ), effective March 1, 2016, is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit) (p)(14)), filed on September 30, 2016.

(q)(1)	Trustees Power of Attorney, dated January 26, 2016, is incorporated by reference to Post-Effective Amendment No. 251 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(1)), filed on February 12, 2016.

(q)(2)	Power of Attorney for Christopher O. Petersen, dated February 16, 2015, is incorporated by reference to Post-Effective Amendment No. 221 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(7)), filed on February 27, 2015.

(q)(3)	Power of Attorney for Michael G. Clarke, dated May 23, 2016, is incorporated by reference to Post-Effective Amendment No. 261 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(3)), filed on May 27, 2016.

(q)(4)	Power of Attorney for Amy K. Johnson, dated May 11, 2016, is incorporated by reference to Post-Effective Amendment No. 261 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(4)), filed on May 27, 2016.

(q)(5)	Power of Attorney for Anthony P. Haugen, dated May 11, 2016, is incorporated by reference to Post-Effective Amendment No. 261 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(5)), filed on May 27, 2016.

Item 29.	Persons Controlled by or under Common Control with the Registrant

Columbia Management Investment Advisers, LLC (the investment manager or Columbia Management), as sponsor of the Columbia funds, may make initial capital investments in Columbia funds (seed accounts). Columbia Management also serves as investment manager of certain Columbia funds-of-funds that invest primarily in shares of affiliated funds (the underlying funds). Columbia Management does not make initial capital investments or invest in underlying funds for the purpose of exercising control. However, since these ownership interests may be significant, in excess of 25%, such that Columbia Management may be deemed to control certain Columbia funds, procedures have been put in place to assure that public shareholders determine the outcome of all actions taken at shareholder meetings. Specifically, Columbia Management (which votes proxies for the seed accounts) and the Boards of Trustees of the affiliated funds-of-funds (which votes proxies for the affiliated funds-of-funds) vote on each proposal in the same proportion as the vote of the direct public shareholders vote; provided, however, that if there are no direct public shareholders of an underlying fund or if direct public shareholders represent only a minority interest in an underlying fund, the Fund may cast votes in accordance with instructions from the independent members of the Board.

Item 30.	Indemnification

Article Five of the Bylaws of Registrant provides that Registrant shall indemnify each of its trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) who are not employees or officers of any investment adviser to Registrant or any affiliated person thereof and its chief compliance officer, regardless of whether such person is an employee or officer of any investment adviser to Registrant or any affiliated person thereof, and may indemnify each of its trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) (i.e., those who are employees or officers of any investment adviser to Registrant or any affiliated person thereof) (Covered Persons) under specified circumstances, all as more fully set forth in the Registrant’s Bylaws, which have been filed as an exhibit to this registration statement.

Section 17(h) of the Investment Company Act of 1940 (1940 Act) provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office. In accordance with Section 17(h) of the 1940 Act, no Covered Person is indemnified under the Bylaws against any liability to Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Covered Person’s office.

Pursuant to the Distribution Agreement, Columbia Management Investment Distributors, Inc. agrees to indemnify the Registrant, its officers and trustees against claims, demands, liabilities and expenses under specified circumstances, all as more fully set forth in the Registrant’s Distribution Agreement, which has been filed as an exhibit to the registration statement. The Registrant may be party to other contracts that include indemnification provisions for the benefit of the Registrant’s trustees and officers.

The trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser and principal underwriter are insured under an errors and omissions liability insurance policy. Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it, for the benefit of Registrant and its non-interested trustees, against loss arising out of any effort, omission, or breach of any duty owed to Registrant or any series of Registrant by Columbia Management Investment Advisers, LLC.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, is unenforceable.

Item 31.	Business and Other Connections of the Investment Adviser

To the knowledge of the Registrant, none of the directors or officers of Columbia Management Investment Advisers, LLC (the Investment Manager), the Registrant’s investment adviser, or the subadviser to a series of the Registrant, except as set forth below, are or have been, at any time during the Registrant’s past two fiscal years, engaged in any other business, profession, vocation or employment of a substantial nature.

(a)	The Investment Manager, a wholly-owned subsidiary of Ameriprise Financial, Inc. performs investment advisory services for the Registrant and certain other clients. Information regarding the business of the Investment Manager and certain of its officers is set forth in the Prospectuses and Statements of Additional Information of the Registrant’s portfolios and is incorporated herein by reference. Information about the business of the Investment Manager and the directors and principal executive officers of the Investment Manager is also included in the Form ADV filed by the Investment Manager (formerly, RiverSource Investments, LLC) with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-25943), which is incorporated herein by reference. In addition to their position with the Investment Manager, certain directors and officers of the Investment Manager also hold various positions with, and engage in business for, Ameriprise Financial, Inc. or its other subsidiaries.

(b)	Analytic Investors, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Analytic Investors, LLC and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Analytic Investors, LLC and is incorporated herein by reference. Information about the business of Analytic Investors, LLC and the directors and principal executive officers of Analytic Investors, LLC is also included in the Form ADV filed by Analytic Investors, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-7082), which is incorporated herein by reference.

(c)	AQR Capital Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of AQR Capital Management, LLC and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by AQR Capital Management, LLC and is incorporated herein by reference. Information about the business of AQR Capital Management, LLC and the directors and principal executive officers of AQR Capital Management, LLC is also included in the Form ADV filed by AQR Capital Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-55543), which is incorporated herein by reference.

(d)	Boston Partners Global Investors, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Boston Partners Global Investors, Inc. and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Boston Partners Global Investors, Inc. and is incorporated herein by reference. Information about the business of Boston Partners Global Investors, Inc. and the directors and principal executive officers of Boston Partners Global Investors, Inc. is also included in the Form ADV filed by Boston Partners Global Investors, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-61786), which is incorporated herein by reference.

(e)	BMO Asset Management Corp. performs investment management services for the Registrant and certain other clients. Information regarding the business of BMO Asset Management Corp. and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by BMO Asset Management Corp. and is incorporated herein by reference. Information about the business of BMO Asset Management Corp. and the directors and principal executive officers of BMO Asset Management Corp. is also included in the Form ADV filed by BMO Asset Management Corp. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-35533), which is incorporated herein by reference.

(f)	Conestoga Capital Advisors, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Conestoga Capital Advisors, LLC and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Conestoga Capital Advisors, LLC and is incorporated herein by reference. Information about the business of Conestoga Capital Advisors, LLC and the directors and principal executive officers of Conestoga Capital Advisors, LLC is also included in the Form ADV filed by Conestoga Capital Advisors, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-60133), which is incorporated herein by reference.

(g)	Dalton, Greiner, Hartman, Maher & Co., LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Dalton, Greiner, Hartman, Maher & Co., LLC and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Dalton, Greiner, Hartman, Maher & Co., LLC and is incorporated herein by reference. Information about the business of Dalton, Greiner, Hartman, Maher & Co., LLC and the directors and principal executive officers of Dalton, Greiner, Hartman, Maher & Co., LLC is also included in the Form ADV filed by Dalton, Greiner, Hartman, Maher & Co., LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-62895), which is incorporated herein by reference.

(h)	EAM Investors, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of EAM Investors, LLC and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by EAM Investors, LLC and is incorporated herein by reference. Information about the business of EAM Investors, LLC and the directors and principal executive officers of EAM Investors, LLC is also included in the Form ADV filed by EAM Investors, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-70305), which is incorporated herein by reference.

(i)	Loomis, Sayles and Company, L.P. performs investment management services for the Registrant and certain other clients. Information regarding the business of Loomis, Sayles and Company, L.P. and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Loomis, Sayles and Company, L.P. and is incorporated herein by reference. Information about the business of Loomis, Sayles and Company, L.P. and the directors and principal executive officers of Loomis, Sayles and Company, L.P. is also included in the Form ADV filed by Loomis, Sayles and Company, L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-170), which is incorporated herein by reference.

(j)	PGIM, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of PGIM, Inc. and certain of its officers is set forth in the

Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by PGIM, Inc. and is incorporated herein by reference. Information about the business of PGIM, Inc. and the directors and principal executive officers of PGIM, Inc. is also included in the Form ADV filed by PGIM, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-22808), which is incorporated herein by reference.

(k)	TCW Investment Management Company LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of TCW Investment Management Company LLC and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by TCW Investment Management Company LLC and is incorporated herein by reference. Information about the business of TCW Investment Management Company LLC and the directors and principal executive officers of TCW Investment Management Company LLC is also included in the Form ADV filed by TCW Investment Management Company LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-29075), which is incorporated herein by reference.

(l)	Threadneedle International Limited performs investment management services for the Registrant and certain other clients. Information regarding the business of Threadneedle International Limited and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Threadneedle International Limited and is incorporated herein by reference. Information about the business of Threadneedle International Limited and the directors and principal executive officers of Threadneedle International Limited is also included in the Form ADV filed by Threadneedle International Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-63196), which is incorporated herein by reference.

(m)	Wasatch Advisors Inc performs investment management services for the Registrant and certain other clients. Information regarding the business of Wasatch Advisors Inc and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Wasatch Advisors Inc and is incorporated herein by reference. Information about the business of Wasatch Advisors Inc and the directors and principal executive officers of Wasatch Advisors Inc is also included in the Form ADV filed by Wasatch Advisors Inc with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-11095), which is incorporated herein by reference.

(n)	Water Island Capital, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Water Island Capital, LLC and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Water Island Capital, LLC and is incorporated herein by reference. Information about the business of Water Island Capital, LLC and the directors and principal executive officers of Water Island Capital, LLC is also included in the Form ADV filed by Water Island Capital, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-57341), which is incorporated herein by reference.

Item 32.	Principal Underwriter

(a)	Columbia Management Investment Distributors, Inc. acts as principal underwriter for the following investment companies, including the Registrant:

Columbia Acorn Trust; Columbia Funds Series Trust; Columbia Funds Series Trust I; Columbia Funds Series Trust II; Columbia Funds Variable Series Trust II; Columbia Funds Variable Insurance Trust and Wanger Advisors Trust.

(b)	As to each director, principal officer or partner of Columbia Management Investment Distributors, Inc.

Name and Principal Business Address*	Position and Offices with Principal Underwriter	Positions and Offices with Registrant
William F. Truscott	Chief Executive Officer	Board Member, Senior Vice President

Joseph Kringdon	President and Head of Intermediary Distribution	None

Jeffrey F. Peters	Managing Director and Head of Global Institutional Distribution	None

Dave K. Stewart	Chief Financial Officer	None

Scott R. Plummer	Senior Vice President, Head of Global Asset Management Legal and Assistant Secretary	None

Michael E. DeFao	Vice President, Chief Legal Officer and Assistant Secretary	Vice President and Assistant Secretary

Stephen O. Buff	Vice President, Chief Compliance Officer	None

Paulo Botelho	Vice President – Investor and Intermediary Services	None

Joe Feloney	Vice President – National Sales Manager – U.S. Trust/Private Wealth Management	None

Thomas A. Jones	Vice President and Head of Strategic Relations	None

Gary Rawdon	Vice President – Sales Governance and Administration	None

Leslie A. Walstrom	Vice President and U.S. Head of Marketing	None

Thomas R. Moore	Secretary	None

Paul B. Goucher	Vice President and Assistant Secretary	Senior Vice President, Chief Legal Officer and Assistant Secretary

Tara W. Tilbury	Vice President and Assistant Secretary	Assistant Secretary

Nancy W. LeDonne	Vice President and Assistant Secretary	None

Ryan C. Larrenaga	Vice President and Assistant Secretary	Vice President and Secretary

Joseph L. D’Alessandro	Vice President and Assistant Secretary	Assistant Secretary

Christopher O. Petersen	Vice President and Assistant Secretary	President and Principal Executive Officer

Eric T. Brandt	Vice President and Assistant Secretary	None

Shweta J. Jhanji	Treasurer	None

Michael Tempesta	Anti-Money Laundering Officer and Identity Theft Prevention Officer	None

Kevin Wasp	Ombudsman	None

Kristin Weisser	Conflicts Officer	None

*	The principal business address of Columbia Management Investment Distributors, Inc. is 225 Franklin Street, Boston, MA 02110.

(c)	Not Applicable.

Item 33.	Location of Accounts and Records

Person maintaining physical possession of accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the Rules thereunder include:

•	Registrant, 225 Franklin Street, Boston, MA 02110;

•	Registrant’s investment adviser and administrator, Columbia Management Investment Advisers, LLC, 225 Franklin Street, Boston, MA 02110;

•	Registrant’s subadviser, Analytic Investors, LLC, 555 West Fifth Street, 50th Floor, Los Angeles, CA 90013;

•	Registrant’s subadviser, AQR Capital Management, LLC, Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830;

•	Registrant’s subadviser, Boston Partners Global Investors, Inc., 909 Third Avenue, New York, NY 10022;

•	Registrant’s subadviser, BMO Asset Management, Corp., 115 South LaSalle Street, 11th Floor, Chicago, IL, 60603;

•	Registrant’s subadviser, Conestoga Capital Advisors, LLC, 550 East Swedesford Road, Suite 120, Wayne, PA 19087;

•	Registrant’s subadviser, Dalton, Greiner, Hartman, Maher & Co., 565 Fifth Avenue, Suite 2101, New York, NY 10017;

•	Registrant’s subadviser, EAM Investors, LLC, 2533 South Coast Highway 101, Suite 240, Cardiff-by-the-Sea, CA 92007;

•	Registrant’s subadviser, Loomis, Sayles and Company, L.P., One Financial Center, Boston, MA 02111;

•	Registrant’s subadviser, PGIM, Inc./Prudential Financial, Inc., 655 Broad Street, Newark, NJ 07102;

•	Registrant’s subadviser, TCW Investment Management Company LLC, 865 South Figueroa Street, Suite 1800, Los Angeles, CA 90017;

•	Registrant’s subadviser, Threadneedle International Limited, Cannon Place, 78 Cannon Street, London EC4N 6AG, United Kingdom;

•	Registrant’s subadviser, Wasatch Advisors Inc, 505 Wakara Way, 3rd Floor, Salt Lake City, UT 84108;

•	Registrant’s subadviser, Water Island Capital, LLC, 41 Madison Avenue, 42nd floor, New York, NY 10010;

•	Registrant’s provider of advisory service as delegated by DGHM, Real Estate Management Services Group, LLC, 1100 Fifth Avenue South, Suite 305, Naples, FL 34102;

•	Registrant’s former subadviser, Eaton Vance Management, Two International Place, Boston, MA 02110;

•	Registrant’s former subadviser, Federated Investment Management Company, Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779;

•	Registrant’s former subadviser, Nordea Investment Management North America, Inc., 437 Madison Avenue, New York, NY 10022;

•	Registrant’s former subadviser, RS Investment Management Co. LLC, 388 Market Street, Suite 1700, San Francisco, CA 94111;

•	Registrant’s principal underwriter, Columbia Management Investment Distributors, Inc., 225 Franklin Street, Boston, MA, 02110;

•	Registrant’s transfer agent, Columbia Management Investment Services Corp., 225 Franklin Street, Boston, MA, 02110;

•	Registrant’s custodian, JP Morgan Chase Bank, N.A., 1 Chase Manhattan Plaza 19th Floor, New York, NY 10005; and

•	Registrant’s former custodian, State Street Bank and Trust Company, State Street Financial Center, One Lincoln Street, Boston, MA 02111.

In addition, Iron Mountain Records Management is an off-site storage facility housing historical records that are no longer required to be maintained on-site. Records stored at this facility include various trading and accounting records, as well as other miscellaneous records. The address for Iron Mountain Records Management is 920 & 950 Apollo Road, Eagan, MN 55121.

Item 34.	Management Services

Not Applicable.

Item 35.	Undertakings

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, COLUMBIA FUNDS SERIES TRUST I, has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston, and The Commonwealth of Massachusetts on the 3rd day of October, 2016.

COLUMBIA FUNDS SERIES TRUST I

By:	/s/ Christopher O. Petersen
Christopher O. Petersen
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 3rd day of October, 2016.

Signature	Capacity	Signature	Capacity

/s/ Christopher O. Petersen	President	/s/ David M. Moffett*	Trustee
Christopher O. Petersen	(Principal Executive Officer)	David M. Moffett

/s/ Michael G. Clarke*	Chief Financial Officer	/s/ Charles R. Nelson*	Trustee
Michael G. Clarke	(Principal Financial Officer)	Charles R. Nelson
Chief Accounting Officer
(Principal Accounting Officer)

/s/ Douglas A. Hacker*	Chair of the Board	/s/ John J. Neuhauser*	Trustee
Douglas A. Hacker		John J. Neuhauser

/s/ Janet L. Carrig*	Trustee	/s/ Patrick J. Simpson*	Trustee
Janet L. Carrig		Patrick J. Simpson

/s/ Nancy T. Lukitsh*	Trustee	/s/ William F. Truscott*	Trustee
Nancy T. Lukitsh		William F. Truscott

/s/ William E. Mayer*	Trustee	/s/ Anne-Lee Verville*	Trustee
William E. Mayer		Anne-Lee Verville

*	By:	/s/ Joseph L. D’ Alessandro
	Name:	Joseph L. D’ Alessandro**
Attorney-in-fact

**	Executed by Joseph L. D’ Alessandro on behalf of Michael G. Clarke pursuant to a Power of Attorney, dated May 23, 2016 and incorporated by reference to Post-Effective Amendment No. 261 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(3)), filed with the Commission on May 27, 2016, and on behalf of each of the Trustees pursuant to a Trustees Power of Attorney, dated January 26, 2016, and incorporated by reference to Post-Effective Amendment No. 251 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(1)), filed with the Commission on February 12, 2016.

Exhibit Index

(d)(16)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Analytic Investors, LLC, on behalf of Active Portfolios® Multi-Manager Directional Alternatives Fund dated October 3, 2016